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Exhibit 23

Consent of Ernst & Young LLP, Independent Auditors

        We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-04969) pertaining to the 1996 Key Employee Stock Option Plan and in the Registration Statement (Form S-8 No. 333-66338) pertaining to the 2001 Polymer Group Stock Option Plan of our report dated March 15, 2002 (except for Note 17 as to which the date is April 2, 2002), with respect to the consolidated financial statements and schedule of Polymer Group, Inc. included in the Annual Report (Form 10-K) for the year ended December 29, 2001.

                      /s/ ERNST & YOUNG LLP

Greenville, South Carolina
April 12, 2002

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  Exhibit 23